                                                                   Exhibit 10.20
                             AGREEMENT # EM-22/0205

                                  NK-008/030/05

MOSCOW                                                         FEBRUARY 24, 2005

CJSC "NEW CHANNEL" (BASIC STATE REGISTRATION NUMBER [OGRN] 1047796750880)
(hereinafter referred to as "NEW CHANNEL") in the person of the 1st deputy
General Director V.S. Khanumyan, acting on the basis of the Power of attorney #
1 dated January 11, 2005, on the one hand, and CJSC "AD MEDIA" (OGRN
1027739121134) (hereinafter referred to as the "AGENCY") in the person of
General Director V.L. Vshivkin, acting on the basis of the Charter, on the other hand, hereinafter jointly referred to as the "Parties", have concluded the present Agreement on the following:

                                 1. DEFINITIONS

For the purpose of interpreting the terms and conditions of this Agreement, the definitions and expressions below have the following meanings:

"NETWORK PROGRAM BLOCK" means a combined audiovisual work (the result of intellectual activity) created by CJSC "New channel" for transmission by
"Domashny" Electronic mass media tele-network members - broadcasters through on-air broadcasting (Article 40 of the RF Law "On Copyright and Neighboring
Rights") and cable broadcasting (Article 41 of the RF Law "On Copyright and
Neighboring Rights") and having the same content for all "Domashny" Electronic mass media tele-network members throughout the territory of the Russian
Federation.

"REGIONAL WINDOW" means a time interval scheduled within the Network Program
Block that allows for the substitution of audiovisual works in the Network
Program Block for any other programming at the discretion of the "Domashny"
Electronic mass media network member.

"NEW CHANNEL ADVERTISING SERVICE" means the placing of advertising, including sponsorship advertising, within the Network Program Blocks pursuant to the contracts entered into by the Agency in its own name, but on the account of New channel, as well as by contracts entered into by New channel directly with clients for advertising, including Sponsorship advertising, within Network
Program Blocks.

"SPONSORSHIP" means a contribution by either a legal entity or an individual
(Sponsor) in the form of property, results of intellectual activity, services, work, etc., to the production of a TV program or the broadcasting of an entertainment event (concert, festival, etc.) with the aim to promote its own or another person's brand or trade mark or its own activities, products or any other direct or indirect commercial interests, etc. under the condition of advertising the Sponsor (Sponsorship Advertising).

"COMMERCIAL" means an audiovisual work containing advertising.

"SOCIAL ADVERTISING" means advertising representing public and state interests and serving charity purposes.

Social Advertising shall promote neither business entities nor individual entrepreneurs, nor their specific brands (models, articles) or the brands
(models, articles) of products resulting from the business activity of non-profit organizations.

"CLIENTS" means advertisers or any other third parties representing the advertisers pursuant to respective contracts.

"REPORTING PERIOD" means one calendar month.

"NEW CHANNEL ACTUAL GROSS BROADCAST REVENUE FOR THE REPORTED PERIOD" means:

      -     Sales revenues on advertising transactions entered into by the
      Agency;

      -     Sales revenues on advertising transactions entered into by New channel directly with the Clients

      -     Penalties, fines, compensation and other non-sale income due to New channel and actually collected by the Agency under contracts with Clients concluded by the Agency with the aims of executing the present Agreement.

                           2. SUBJECT OF THE AGREEMENT

2.1.    The present Agreement shall be deemed a mixed-type agreement as defined by Article 421 of the Civil Code of the Russian Federation. In the present
Agreement, the Parties set forth arrangements regarding commission services
(section 2.1.1 of the present Agreement), as well as contract and reimbursable services (section 2.1.2 of the present Agreement). The names used for reference to the Parties shall in no way be used to interpret the nature of their relationship and are identified exclusively for convenience.

        2.1.1.  In accordance with this Agreement, New channel shall engage the
        Agency, and the Agency shall be obliged for a commission fee to conclude in the Agency's name, but for the account of New channel, contracts with
        Clients for advertising services under the procedure stipulated herein.

        2.1.2.  In accordance with this Agreement, the Agency shall render to
        New channel on a compensated basis certain services according to the list as defined in Appendix 1 to the present Agreement.

2.2.    New channel shall pay commission fees to the Agency for the execution of advertising service contracts (section 2.1.1. of the present Agreement), as well as compensate it for services rendered (section 2.1.2 of the present Agreement)
in such amounts and in such manner as provided for herein.

2.3.    New channel shall place, throughout the entire territory covered by the
"Domashny" Electronic mass media network, advertising provided by the Agency under contracts entered into with Clients pursuant to the present Agreement.

2.4.    The amount of advertising placed within Network Program Blocks in accordance with the present Agreement shall be agreed upon by the Parties additionally.

New channel will provide the Agency with the following amount of time during the
Network Program Blocks between 7:00 am of each day and 1:00 am on the following day (excluding Regional Windows, which total 2 hours) for the placement of
Commercials:

            -     for the first through the third quarter of each calendar year
                  - up to 15% (fifteen percent) of the duration of the Network
                  Program Block excluding the Regional Window;

            -     During the fourth quarter of each calendar year - up to 15.84%
                  (fifteen point eighty-four percent) of the duration of the
                  Network Program Block excluding the Regional Window.

In addition, in the period between 19:00 and 24:00 of each day, New channel shall provide the Agency with time in Network Program Blocks for the placement of Commercials that shall be no less than the following:

            -     for the first through the third quarter of each calendar year
                  - 15% (fifteen percent) of the aforementioned time-slot in the
                  Network Program Block;

            -     During fourth quarter - 15.84% (fifteen point eighty-four
                  percent) of the aforementioned time-slot in the Network
                  Program Block.

The amount of time provided to the Agency for the placement of Commercials within the Network Program Blocks between 1:00 am and 7:00 am shall be at the discretion of New channel.

2.5.    The Agency's performance under sections 4.5-4.8, 6.2 and 9.2 thereof, as well as of the terms and conditions set forth in Appendix 2 of the present
Agreement, shall be guaranteed by a surety provided by ZAO "Gruppa Kompaniy
"Video International" (Group of Companies "Video International") which shall provide for the joint and several liability of the surety. A surety agreement shall be made with the above surety.

2.6.    The transactions between the Parties, Clients and any other third parties relating to social or political advertising shall be outside the scope of the present Agreement.

                          3. OBLIGATIONS OF THE PARTIES

3.1.    New channel shall:

        3.1.1.  Provide the Agency with the information necessary for entering into transactions with third party clients.

        3.1.2.  Refrain from granting third parties the right to conclude on behalf of and at the expense of New channel transactions for which the
        Agency has retained hereunder without the Agency's consent excluding transactions concluded by the New channel's agent ZAO "Set televisionnikh stanziy" (Network of television stations). New channel's right to enter into transactions for rendering of advertising services on its own account shall be in no way limited hereby.

        3.1.3.  Position throughout the "Domashny" Electronic mass media network members broadcasting territory the advertising provided by the Agency under contracts entered into with Clients in accordance with the terms and conditions of the present Agreement.

        3.1.4.  Provide the Agency not later than 3 days from the date of the present Agreement a projected schedule of the Network Program Block programming (hereafter the "Schedule") for March and the second quarter of 2005 and thereafter submit to the Agency the projected Schedule as soon as the same has been developed.

        Submit to the Agency a tentative draft of the Schedule for the corresponding month at least two months prior to its entering into effect.

        The approved Schedule for each calendar week shall be submitted by New channel to the Agency at least 10 (ten) calendar days before the beginning of the corresponding calendar week.

        3.1.5.  Have the right to modify the Schedule with respect to the tentative line-up of the Network Program Blocks for the current month upon two days prior notice to the Agency; notify the Agency of modifications to the Schedule for a particular calendar week seven days be fore such modifications take effect.

        Such notice shall not be required only if the modifications are due to an event of national significance or due to the cancellation or change in the timing of sporting events scheduled to be broadcast live within the Network Program Blocks, etc., where it is impossible to notify the
        Agency in advance with regard to modifications for objective reasons;
        provided that the Agency must be notified of such modifications on the day when such modifications are made.

        3.1.6.  Insert commercials into ad blocks and ensure the same are placed in strict compliance with the procedures for logging and scheduling advertising within the Network Program Blocks and in accordance with the
        Agency-provided advertising schedules.

        3.1.7.  Issue a confirmation of ad placement within the Network Program
        Blocks to the Agency within five days after receiving its request.

        3.1.8.  Review the Agency's requests (concerning placement of corresponding Commercials, the granting by New channel of consent for specific actions by the Agency, etc.) and respond to the same in writing
        (by personal delivery or by fax) within three days of receiving the request from the Agency. The absence of a response from New channel within the designated time period shall be deemed an affirmative response.

        The procedure set forth in the first paragraph of section 3.1.8. shall be applicable solely to those requests that may be answered with a simple YES or NO.

        The Agency requests and New channel responses shall be executed in writing and signed by the authorized representatives.

3.2.    The Agency shall:

        3.2.1.  Enter into transactions with clients for the sale of New channel
        Advertising Services (sub-section 2.1.1. hereof), acting primarily for the benefit of New channel and in accordance with the terms and conditions of the present Agreement.

                A) When entering into contracts with Clients, the Agency shall enter into contracts on those terms that are the most favorable for New channel.

                B) The cost of advertising services when entering into contracts with certain clients shall be determined based on the contract price calculation method (Appendix 2).

                C) The Agency shall have all rights and bear all obligations under contracts with Clients made on a commission basis even where New channel is specifically named in any such contract and enters into a direct relationship with Clients.

                D) for the purposes of the present Agreement, the Agency shall have the right to enter into sub-commission contracts with other legal entities and/or individuals as long as it remains fully liable to New channel for performance by such sub-commission agent.

                E) If any unforeseen circumstances arise that prevent
                performance under any advertising services contract, the Agency shall immediately notify New channel of the same.

                F) The following provision shall be included into contracts with
                Clients:

                "The Client shall be fully liable for the content and design of any advertising delivered hereunder and for the breach of
                copyrights or allied rights with respect to the artistic work and objects of allied rights included in the advertising. All pecuniary claims for damages, including those asserted by
                authors and holders of allied rights, with respect to
                advertising shall be settled by the Client using its own
                resources and at its own expense."

                G) In the event any claims are brought by any third parties against New channel on the basis that the commercials placed by
                New channel under a contract between the Agency and Client violate applicable Russian law (including, but not limited to, legislation on advertising, competition, consumer rights
                protection, copyright and allied rights), the Agency shall use all necessary efforts to cause Clients to defend such claim and indemnify New channel against all losses incurred in connection with the settlement of such claims.

                H) The Agency shall not be liable to New channel for the failure of any client to execute a transaction entered into by the
                Agency pursuant to the provisions of section 2.1.1. hereof. If the client fails to execute a transaction entered into by the
                Agency, the latter shall immediately notify New channel of the same, collect the necessary evidence and, upon the request of
                New channel, transfer to it all rights in that transaction subject to compliance with all legal provisions applicable to the assignment of a claim.

                I) Review all commercials offered for placement for compliance with applicable Russian legislation, including legislation on advertising, competition and consumer rights protection.

        3.2.2.  Provide services set forth in section 2.1.2. of the present
        Agreement and/or duly retain third parties to provide the said services, while remaining responsible to New channel for their performance.

        3.2.3.  The Agency shall provide commercials recorded in the PAL system with a synchronized audio track and time code on Betacam SP or Digital
        Betacam tapes (hereinafter referred to as "Tapes") at least four business days before the scheduled day of the first broadcast of the said Commercial.

        3.2.4.  Provide to New channel information on the works of Russian and foreign authors used in the Commercials.

        3.2.5.  Have the right to submit to New channel requests regarding the possibility of placing Commercials and requesting New channel's consent to certain activities to be conducted by the Agency pursuant to the form for such requests as provided in sub-section 3.1.8. hereof.

        3.2.6.  Deliver to New channel reports on the performance by the Agency of its tasks in the manner as set forth herein.

        3.2.7.  Ensure that Commercials are in compliance with Russian law and
        New channel Technical requirements for similar video products.

           4. COMPENSATION TO THE AGENCY AND THE COST OF ITS SERVICES.
                              SETTELEMENT PROCEDURE

4.1.    Agency's compensation with respect to executing transactions
(section 2.1.1 of the present Agreement) shall be equal to 0.7% (seven tenths of a percent) of the New channel Actual Gross Broadcast Revenues (excluding VAT and transactions entered into directly by New channel) for the Reporting Period.

The Agency shall become entitled to its commission as soon as Advertising
Services have been actually rendered during the Reporting Period.

4.2.    The fees for services/works of the Agency as described in Appendix 1 hereto shall be:

        a) 11.3% (eleven point three percent) of the New channel Actual Gross
        Broadcast Revenues from Advertising Services (excluding VAT and transactions entered into directly by New channel) rendered during the
        Reporting Period;

        b) 12% (twelve percent) of the New channel Actual Gross Broadcast
        Revenues from Advertising Services (excluding VAT and New channel direct contracts) rendered during the Reporting Period.

4.3.    Commission and service fees calculated in such manner (sections 4.1 and
4.2 hereof) shall be subject to VAT in accordance with applicable Russian legislation.

Commission and service fees for all services/works of the Agency shall be determined in rubles in the Statement for the relevant Reported period (in case of setting the cost of placement of advertising and/or calculation of non-sale incomes (penalties, fines, compensation, etc.) in US dollars - calculation is made at the rate of the Central Bank of the Russian Federation effective as per the last date of the reported month.

Payment of a commission and cost of services of Agency is made in the order established, accordingly, in items 4.5. - 4.14. of the present Contract.

4.4.    The cost of services on placement of advertising in contracts of Agency with Clients shall be established:

under contracts with clients-residents - in an equivalent of US dollars or in RF rubles. In case the sum of the contract is established in an equivalent of US dollars, the latter is subject to payment by the Client in rubles at the rate of the Central Bank of the Russian Federation effective as per the date of presenting the payment order to the bank of the Client.

under contracts with clients-non-residents - in US dollars, or in the equivalent of the US Dollars, or in rubles of the RF. In case the sum of the contract is established in an equivalent of US dollars, and the payment is made in rubles of the RF, the latter is subject to payment by the Client in rubles at the rate of the Central Bank of the Russian Federation effective as per the date of presenting the payment order to the bank of the Client. New channel services on placement of advertising under transactions with clients both residents, and non-residents shall be subject to VAT.

4.5.    Payment under contracts of Agency with clients in RF rubles shall be made to the current accounts of the Agency.

The Agency shall, within three banking days, transfer to New channel the monetary funds received under the contracts taking into account sections 4.7,
4.10-4.12 hereof. The aforesaid three-days period shall commence upon receipt of the payment on the Agency's current account.

4.6.    The Agency shall be entitled (having directed the notice to New channel address) on the basis of the financial assignment addressed to a corresponding client to instruct the latter to make payment in the RF rubles under the contract of the Agency with the client, directly to New channel current accounts.

4.7.    The Agency shall be entitled to transfer to the clients the monetary funds in RF rubles subject to return to the latter pursuant to the to contracts concluded with them, including by means of funds received from other clients to the benefit of New channel to the accounts of the Agency, but not yet transferred to New channel accounts. In case of return of the whole sum of the contract or payment, monetary funds shall be returned to the client in rubles in the same amount that was received. At the partial return the sum in rubles shall be determined in proportion to the reduction of the sum of the contract or payment.

4.8.    Payment under contracts with clients-non-residents in US dollars shall be made to the currency transit account of the Agency.

The Agency shall, within three banking days, transfer to New channel currency transit account the monetary funds in the whole sum in the foreign currency. The aforesaid three-days period shall commence upon entering of the monetary funds to the currency transit account of the Agency.

4.9.    Payments under contracts with Clients entered into directly by New channel shall be transferred to the respective New channel accounts. Amounts shall be paid inclusive of VAT as provided by applicable Russian legislation.
New channel shall transfer to the Agency not later than the first banking day of the week following the week when the transfer was effected to the respective account of New channel:

        4.9.1.  at the receipt of payment under contracts with clients-residents and/or client - non-residents - the sum at the rate of 12% (twelve percent) of the sum of the monetary funds received to New channel current account as the payment for services stipulated by section 2.1.2.
        hereof;

        4.9.2.  at the receipt of payment under contracts with
        clients-non-residents - the sum at the rate of 12% (twelve percent) of the amount of the monetary funds received to New channel currency transit account as the payment for services stipulated by section 2.1.2.
        hereof in rubles at the rate of the Central Bank of the Russian
        Federation for the date of receipt of monetary funds to New channel transit currency account.

        When transferring monetary funds, New channel shall pass to the Agency a cpoy of the payment order.

        Should New channel fail to effect payments to the Agency pursuant to the present Agreement within the agreed time period, the Agency shall be entitled to withhold the sums due thereto from future receipts of monetary funds from the Clients to the Agency's account belonging to New channel.

4.10.   In the event that it becomes difficult to clearly identify the above receipts as payments made pursuant to the performance by the Parties of obligations hereunder, the terms stipulated by sections 4.5, 4.8 and 4.9 may be extended.

4.11.   In cases if the monetary funds received earlier in a foreign currency should be returned to the Client according to the contract with the latter, than:

        - if the monetary funds are transferred by the Agency to New channel, the latter should in ten-day term transfer to the transit currency account of the Agency the sum subject to return to the Client
        -non-resident in the corresponding foreign currency, and the Agency in its turn carries out the return of the received monetary funds to the corresponding Client. The ten-day term shall commence on the moment of receipt by New channel of the letter from the Agency with the requirement on returning confirmed by the corresponding documents with the client-non-resident;

        - if the monetary funds are not transferred to New channel and are still on the transit currency account of the Agency, the latter should transfer to to the corresponding client the sum due to him in the corresponding foreign currency.

4.12.   From the sum of the money transferred in rubles to the current accounts of the Agency for the benefit of New channel under contracts with clients, the
Agency shall be entitled to withhold the following sums:

        - 12% (twelve percent) of the difference between the money received in
        RF rubles to the current accounts of the Agency for the benefit of New channel and the monetary funds that were returned by the Agency and/or
        New channel to the Clients' accounts pursuant to the contracts with the latters, and

        - 12% (twelve percent) of the difference between the ruble equivalent of the foreign currency that was received to the transit currency account of the Agency for the benefit of

        New channel pursuant to the contracts with clients-non-residents, and the ruble equivalent of the foreign currency that New channel and/or the
        Agency returned in currency to the clients-non-residents according to the contracts with the letters. The ruble equivalent of a foreign currency shall be determined at the rate of the Central Bank of the
        Russian Federation effective as per the date of transfer of monetary funds to the transit currency account of the Agency from the client-non-resident.

        The above mentioned deductions shall be aimed at payment of the commission and services/works fee of the Agency set forth in sections 4.1. and
4.2. hereof.

4.13.   Settelements between the Parties shall be carried out daily provided presence of receipts from Clients. The Agency shall be entitled to exercise daily deduction of funds in payment of the commission and services/works fee of the Agency.

        When transferring monetary funds, the Agency shall direct to the address of New channel a copy of the payment order. The day of the payment carried out between the Parties hereunder shall be considered the day of writing-off the monetary funds from the account of the payer that is confirmed by a bank extract.

4.14.   In case if the sum withheld on the current account of the Agency, shall exceed the sum of commission and services/works fee due to the Agency for the reporting period, the exceeding sum shall be taken into account as advance payment of commission or payment of services/works fees when exercising the mutual settlement during the following periods.

                             5. REPORTING PROCEDURES

5.1.    Upon transferring funds, the Agency shall deliver to New channel a copy of the payment order (section 4.13 hereof) and an accompanying letter with a detailed breakdown of the payment.

5.2.    After the end of each month, not later than 10 (ten) days the Agency shall deliver its report (sub-section 2.1.1. hereof) to New channel. If New channel has any objections with regard to the submitted report, it shall deliver such objections in writing to the Agency within ten (10) calendar days of receiving the same. In the event, no objections are raised within the said period, the report shall be deemed accepted and the assignment completed.

The Agency's report shall contain:

        - The amount of payments received on the Agency's account under the contract concluded with a client, including Value Added Tax in accordance with the effective Russian legislation;

        - The amount retained by the Agency on its account under section 4.12 hereof as the Agency's compensation, including Value Added Tax in accordance with the effective Russian legislation;

5.3.    Not later than 15th day of the month after the end of the Reporting
Period, the Parties shall execute a bilateral reconciliation statement detailing:

        1) New channel Actual Gross Broadcasting Revenue for the Reported
Period:

                o     Advertising revenue generated by transactions entered into by the Agency;

                o     Advertising revenue generated by transactions entered into by New channel directly with Clients;

                o     The amount of fines and penalties paid in respect to
                advertising services in transactions entered into by the Agency only.

        2) Receipts for the Reporting Period in respect to the contracts entered into by the Agency, including payment both for advertising services, and liquidated damages, fines and penalties;

        3) Receipts on the New channel account under all contracts made by New channel directly as payment both for advertising services, and of fines and penalties;

        4) Commissions accrued by the Agency during the Reporting Period;

        5) Service fees received by the Agency in respect to the services provided to and work completed by New channel during the Reporting
        Period (section 4.2 hereof);

        6) Amounts received by the Agency as commissions;

        7) Amounts received by the Agency as service fees.

        The statement may also contain any other information the Parties may deem relevant.

5.4.    The Agency shall provide together with the statement its invoices for payment of commissions and service fees.

5.5.    New channel will have ten business days to either approve the submitted statement or respond with objections stating the reasons for the same. If New channel raises reasonable objections, the Parties shall execute a statement detailing remedial actions with respect to such objections.

        If New channel does not respond within the designated time period to the statement delivered, the statement shall be deemed accepted.

   6. LIABILITY OF PARTIES AND CASES WHEN PARTIES ARE RELIEVED FROM LIABILITY

6.1.    In the event of non-performance or the improper performance by a Party of its obligations hereunder, such Party shall be liable for damages to the other Party resulting from such non-performance or improper performance.

6.2.    If either Party delays any payments hereunder, it shall be liable for a penalty of 0.05% (five-hundredths of a percent) on the outstanding amount for each day of delay, provided the other Party has delivered a claim for payment by registered mail. No penalty shall be due as long as the other Party fails to demand the payment of such a penalty.

6.3.    In the event of a breach by New channel of its obligations with regard to broadcasting ads (by failing to place ads within the Network Program Blocks, changing time spots and/or sequencing of Commercials within the Network Program
Blocks, broadcasting Commercials with deviations in terms of quality or technical parameters - no audio track, interference, or with timing, content or version irregularities, etc.), New channel shall unconditionally indemnify the
Agency against any third party claims under existing contracts. In the event that the Agency incurs expenses relating to the clients' claims due to New channel failure to perform its obligations, New channel shall reimburse the
Agency for any such expenses.

6.4.    New channel shall not be liable for the failure to broadcast advertising within the Network Program Blocks through the Agency's fault, and the Agency shall be solely responsible for resolving any such claims of Clients.

6.5.    All payments in respect to the penalties or damages hereunder shall be made in rubles at the exchange rate of the Central Bank of Russia on the date the payment was made as long as the creditor has demanded in writing that such payments be made; such written demands shall be delivered by registered mail with an acknowledgement of receipt.

6.6.    The Parties shall be relieved from liability for non-performance or improper performance of their obligations hereunder if the proper performance was not possible due to force-majeure events, i.e., events of extraordinary nature and unavoidable under the circumstances, such as acts of God, fires, hostilities, legislative changes, adoption of mandatory regulations, unscheduled public addresses by government officials (President of the Russian Federation,
Prime Minister of the Russian Federation, Chairman of the Federation Council and
Chairman of the State Duma) and other events beyond the control of the Parties.

6.7.    The Party that is unable to perform its obligations hereunder shall be required to immediately give notice to the other Party on the occurrence and termination of the above events, but in any event not later than within five business days. In such case, the Parties shall consult with each other as soon as possible and agree on the actions that should be taken by the Parties.

        The existence and duration of force majeure events shall be supported by documents issued by the appropriate competent authority or agency.

6.8.    The failure to give such notice of the occurrence of such events or the failure to give such notice in a timely manner shall prevent the said Party from referring to any such events as grounds for relieving it from liability for non-performance.

6.9.    In the event advertising was not broadcast due to the above events, New channel, upon the Agency's consent, shall provide spots equivalent in terms of time and programs for the unaired advertising, or, if such spots are not available, shall return to the Agency any pre-payments received with respect to the unaired advertising.

                              7. DISPUTE RESOLUTION

7.1     All disputes and controversies arising out of or relating to the present
Agreement shall be resolved through negotiations between the Parties.

7.2     If the Parties fail to come to a settlement, the dispute shall be submitted for resolution to the Moscow Arbitration Court.

                                8. MISCELLANEOUS

8.1     All statements, amendments and supplements to the present Agreement shall be valid only provided that the same shall be in writing and signed by the authorized representatives of the Parties.

8.2     All the Supplements and Appendices to this Agreement shall constitute an integral part hereof.

8.3     The unilateral refusal to perform the obligations or unilateral modification of the terms of this Agreement shall not be permitted, except as set forth herein.

8.4     The terms of this Agreement, in respect to which the Parties have executed the Supplementary Confidentiality Agreement, shall be confidential.

        Each Party shall make every effort to prevent the access of any third party to the confidential provisions of the present Agreement other than upon the consent of the other Party.

        Upon the demand of any authorized governmental agency (law-enforcement agencies, tax authorities, etc), one of the Parties may disclose to them the provisions of the present Agreement without the prior consent of the other
Party.

        In case of a breach of the provisions of this Section by a Party, such
Party shall be liable for the damages incurred by the other Party.

8.5     The headings of the Articles of the present Agreement have been inserted for convenience and shall in no way restrict or expand the meaning of any of the provisions thereof.

8.6     The Parties shall immediately give to each other a written notice in case of any change in their corporate Forms, addresses, bank or other essential details.

8.7     The Parties shall deliver to each other all and any notices and requests regarding the performance of provisions of the present Agreement to the addresses, fax numbers and telephone numbers agreed upon herein by courier service with a follow-up fax transmission. Notices and requests shall be deemed sufficiently given:

        - In the case of courier delivery - upon the date of delivery;

        - In the case of fax transmission -upon the date of dispatch if it is sent during usual business hours.

                      9. TERM OF AGREEMENT AND TERMINATION

9.1.    The present Agreement shall enter into effect from the moment of its signing taking into account the follwoing conditions:

        9.1.1.  Advertising of the Clients is placed on air of "Domashny"
        Electronic mass media tele-network from the data of broadcast beginning,

        9.1.2.  The Agency renders to New channel services provided in section
        2.1.2. of the present Agreement starting from the date of broadcast on air of "Domashny" Electronic mass media tele-network, and is in effect till December 31, 2009, including all New Year's Eve programs (through 6
        a.m. January 1, 2010).

9.2.    The present Agreement may be terminated before the expiry of its term:

        9.2.1.  within the period from the date of signing of the present
        Agreement till December 31, 2009 - by either Party subject to a 180-day prior notice of the proposed termination. Such notice shall be delivered by registered mail with acknowledgement of receipt.

        The Party initiating early termination shall make a termination payment to the other Party equal to 12 % of the New channel Actual Gross
        Broadcasting Revenue generated by advertising in the Network Program
        Blocks for six full calendar months preceding the termination date. The calculation of such termination payment shall be made in rubles.

        9.2.2.  Upon mutual agreement of the Parties in any time.

        9.3.    In the event that as of the termination date (section 9.2.
        hereof) certain advertising under a contract entered into by the Agency hereunder has not been broadcast and/or the provision of services has commenced but has not been completed, the obligation of the parties shall be deemed terminated from the date such advertising has been broadcast or service has been provided and all settlements, including with respect to penalty payments hereunder, have been completed.

The present Agreement is executed in two equally binding counterparts with one for each Party.

                                       ADDRESSES AND BANK DETAILS OF PARTIES:

                          AGENCY:                                                      CTC:
                      CJSC "AD MEDIA"                                            ZAO "NEW CHANNEL"

Legal and mailing Addresses: 121359,                         Legal and mailing Addresses: 123298,
Moscow, 25 Akademika Pavlova Street                          Moscow, 12 3rd Khoroshevskaya Street
ITN 7731200664, KPP 773101001                                ITN 7734517148, KPP 773401001
OGRN 1027739243399 current account                           OGRN 1047796750880 current account
40702810800020105593 with "Sberbank of                       4070281031600000353 with OAO ALFA-Bank,
Russia" (C/o) correspondent account                          correspondent account No 30101810200000000593
30101810400000000225 BIC 044525225                           in OPERU of Moscow GTU Bank of Russia
                                                             BIC 044525593
Current account 40702810201600000385
With OAO "Alfa-Bank" Addtional office "leningradsky          DETAILS FOR HARD CURRENCY PAYMENTS:
prospect", correspondent account 30101810200000000593        Beneficiary: Closed Joint Stock Company "New Channel"
BIC 044525593                                                Beneficiary account: 40702840101603000083
                                                             Beneficiary bank: "ALFA-Bank", Moscow, Russia (107078,
DETAILS FOR HARD CURRENCY PAYMENTS:                          Kalanchevskaya street, 27).
Current (USD) 40702840001600000089
Transit 40702840601603000088
JP Morgan Chase Bank, New York
4, New York Plaza, New York, N.Y. 10004, USA
Acc. 400927098
ALFA-BANK
MOSCOW, RUSSIA
Kalanchevskaya street, 27
SWIFT CHAS US 33
Account 40702840601603000088
Corr account 30101810200000000593

                 [SIGNATURE]                                                  [SIGNATURE]

         By: ________________________                               By: ___________________________

               (V.L. Vshivkin)                                             (V.S. Khanumyan)

                    [SEAL]                                                      [SEAL]

                                   APPENDIX 1

            TO AGREEMENT NO. ___________ DATED _______________, 20---

MOSCOW                                                        ___________, 200__

CJSC "NEW CHANNEL" (BASIC STATE REGISTRATION NUMBER [OGRN] 1047796750880)
(hereinafter referred to as "NEW CHANNEL") in the person of the 1st deputy
General Director V.S. Khanumyan, acting on the basis of the Power of attorney #
1 dated January 11, 2005, on the one hand, and CJSC "AD MEDIA" (OGRN
1027739121134) (hereinafter referred to as the "AGENCY") in the person of
General Director V.L. Vshivkin, acting on the basis of the Charter, on the other hand, hereinafter jointly referred to as the "Parties", have concluded the present Appendix 1 to the Agreement dated _________, 200__ # ____________
(hereinafter Agreement) as follows:

1.      In accordance with the provisions of sub-section 2.1.2. of the
Agreement, the Agency shall perform the following information and other services/work for New Channel in exchange for compensation:

1.1.    Provide to New Channel and maintain certain software (computerized placement system) in the appropriate condition.

1.2.    Adapt commercials accepted for broadcasting pursuant to the contracts entered into by the Agency.

1.3.    Perform pre-airing editing of advertising blocks:

a) Review ads within the same block for compatibility.

b) Determine the advisability of allotting spots not occupied by commercial advertising to social advertising.

1.4.    Structure advertising blocks placed directly by the Agency.

1.5.    Deliver videotapes with recorded advertising to the address of New
Channel.

1.6.    Develop forecasts of program ratings, advertising blocks, broadcast hours, etc. The ratings for the purposes of Appendix No 1 are understood as the audience of a program (advertising blocks, broadcast hours, etc.) expressed as percentage of the total potential audience. The ratings shall be calculated using ZAO TNS GALLUP MEDIA software and the data collected by ZAO TNS GALLUP
MEDIA for a particular target audience.

1.7.    Calculate actual ratings.

1.8.    Perform media planning.

1.9.    Advise on the planning of the New Channel line-up:

a) Monitor deadlines for airing advertising orders.

b) Coordinate advertising volumes, including by product categories advertised.

1.10.   Provide services for the automatic scheduling of floating advertising orders under all adverting transactions, including those entered into directly by New Channel.

1.11.   Analyze the actual impact of advertising campaigns; compare forecast ratings against actual ratings.

1.12.   Generate play lists for all advertising campaigns broadcast through
"Domashny" Electronic mass media tele-network, including comparing of placing data with monitoring.

1.13.   Organize and conduct pretension and claim work on contracts with clients having failed to perform the transaction (having failed to pay for New Channel advertising services) including rendering methodic assistance in such work should it be conducted by New Channel departments.

1.14.   Receive from clients, register, systematize and provide (on a monthly basis) on electronic and paper sources in the Form adapted for new Channel further use the information on the authors of music, text and video-line used in the commercials broadcasted on air of Network Program Blocks.

2.      Works/services stipulated in section 1 hereof shall be paid by New
Channel pursuant to the terms of Chapter 4 of the Agreement.

3.      The present Appendix 1 is executed in two equally binding counterparts with one copy for each Party.

                            4. SIGNATURES OF PARTIES:

                AGENCY:                              NEW CHANNEL:

            CJSC "AD MEDIA"                       CJSC "NEW CHANNEL"

              [SIGNATURE]                             [SIGNATURE]

      By: ________________________          By: ___________________________

            (V.L. Vshivkin)                        (V.S. Khanumyan)

                 [SEAL]                                 [SEAL]

                                   APPENDIX 2

            TO AGREEMENT NO. ___________ DATED _______________, 20---

MOSCOW                                                        ___________, 200__

CJSC "NEW CHANNEL" (BASIC STATE REGISTRATION NUMBER [OGRN] 1047796750880)
(hereinafter referred to as "NEW CHANNEL") in the person of the 1st deputy
General Director V.S. Khanumyan, acting on the basis of the Power of attorney #
1 dated January 11, 2005, on the one hand, and CLOSED JOINT STOCK COMPANY "AD
MEDIA" (OGRN 1027739121134) (hereinafter referred to as the "AGENCY") in the person of General Director V.L. Vshivkin, acting on the basis of the Charter, on the other hand, hereinafter jointly referred to as the "Parties", have concluded the present Appendix on principles of determining the price on placing
Advertising in Network Program Blocks upon the Agency's conclusion of contracts with any third persons (hereinafter referred to as "Clients") as follows:

1.      The Parties shall agree on the principal factors to be considered in determining the price in connection with the placement of Advertising within the
Network Program Blocks under the contracts entered into by the Agency with
Clients.

2.      The basis for Advertising order for realizing the Advertising services shall be the combination of technical, sociological and economic factors that define the conditions required in connection with the provision of advertising services under a particular transaction.

The input data used for determining the price of services to be provided under a particular Advertising Order shall be determined by the Agency in consultations with the Client at the time of developing the media strategy and shall comprise the data on:

timing and geographical region of a particular advertising campaign,

Client's total advertising budget,

target audience of advertising or promotion materials,

information on the Client competitors' market;

any other details required for structuring a particular advertising campaign.

        The composing of the contractual cost of services rendered upon a definite transaction bears multi-factor, multi-functional character, taking into account the lack of unit measures for determining the quantitative volumes of services.

3.      When entering into a contract with a Client and determining the price of services, the Agency shall take into consideration the following factors:

3.1     Projected effectiveness of the advertising campaign.

The projected effectiveness of the advertising campaign represents a minimum planned increase in rating points to be achieved by the Client's advertising and promotion materials during the advertising campaign, as agreed between the
Agency and the Client.

Ratings are the target audience that viewed the given advertising or promotion as a percentage of the total target audience.

The gross rating of advertising/promotion materials (placed under a particular
Advertising Order within the Network Program Blocks), determined on the same basis (geographical area, demographics, income range, etc.) for a particular selected audience is designated by the abbreviation GRP.

The data for GRP calculations shall be provided by the independent media monitoring service ZAO "TNS GALLUP MEDIA."

Upon acceptance of the Advertising Order for products with apparent consumer properties, the projected effectiveness may be determined for key target audiences.

Target audience - potential viewers with similar sociographic and psychographic attributes:

o     Age (obligatory factor for the target group)

o     Sex

o     Region or inhabitation territory

o     Income level

o     Education

o     Occupation

o     Children's amount, etc.

The primary target groups are the typical target groups most commonly targeted by Clients on which the projected effectiveness is assessed:

            o     11-25 All

            o     11-34 All

            o     11-34 All Moscow

            o     14-24 All

            o     18-35 Females

            o     18-35 All

            o     18-54 Females

            o     18-54 Males

            o     18+ All

            o     18+ All Moscow

            o     18-44 Females

            o     18-44 All

            o     20-39 All

            o     25+ Females

            o     6+ All

The numbers define age ranges.

When determining the effectiveness of the Advertising Order, the average perception frequency - Frequency, conditionally determined as the ratio of GRP to Reach.

Reach - coverage - the number of people in the target group who saw a particular broadcast at least for one minute (in thousands of people).

Projected (forecast) effectiveness is to be assessed on the basis of the data available from the independent monitoring company ZAO "TNS GALLUP MEDIA" for the entire territory of Russia for past periods. This data is to be extrapolated for the period during which certain advertising and promotion materials are to be broadcast according to the New Channel schedule and adjusted for seasonal variations and other factors.

3.2.    New Channel current pricing policy - the average price for a thirty second spot charged by New Channel for airing an advertising or promotional material with a projected effectiveness of 1 (One) GRP, as established in the quarterly Pricing Policy Agreements.

3.3.    The projected scope of the advertising campaign.

3.4.    New Channel programming (repertoire) policy.

3.5.    Number of business days to the first airing of ads in the Network
Program Blocks.

3.6.    New Channel airing environment - taking into account of programs broadcast by other TV broadcasters and TV networks at the same time.

3.7.    Changes in New CHannel technical capabilities:

o     Increased reach through better quality of signal distribution.

o     Increased reach through transmitters' increased output capacity.

o     Potential addition of regional stations to the Channel network.

o     Licenses obtained for new frequencies.

3.8.    Positioning - placement of certain advertising and promotional materials in the opening, closing or other particular position within an advertising block.

3.9.    Fixed placement - placement of advertising and promotional materials in particular programs or advertising blocks or on dates designated by the Client.

3.10.   Floating placement - placement of advertising and promotional materials by selecting programs and dates independent of the Client based on the general requirements related to the Advertising Order (projected effectiveness, distribution of ads within the Channel schedule by time of the day, etc.).

3.11.   Seasonality of advertising campaign - seasonal variations in the demand for placement of advertising and promotional materials within the Network
Program Blocks from Clients.

3.12.   Competition requirements of an advertising campaign:

o     The requirement of the Client to place certain advertising and promotional materials so that they are detached from the advertising of competing products or producers.

o     The requirement of the Client to place certain advertising and promotional materials in particular programs or advertising blocks so that they are attached to the advertising of competing products or services.

3.13.   Advertising the products and/or services of several advertisers or several advertised items in the same advertising and promotional material.

3.14.   The placement of advertising and promotional materials in commercial breaks within and in between programs.

3.15.   Placement of advertising and promotional materials within particular time intervals (including prime time).

Prime time - continuous intervals of time attracting the largest audiences.

3.16.   Macroeconomic factors.

o     Consumer purchasing power;

o     Per capita income growth rate;

o     Change in the cost of the consumer basket and consumer prices for a particular target group.

4.      New Channel directs the Agency to determine the price under each
Advertising Order for placement of advertising and promotional materials within the Network Program Blocks pursuant to the Pricing Policy Agreement made between the Parties and based on the abovementioned factors.

5.      The present appendix Appendix shall come into effect from the date of its execution and shall be an integral part of the Agreement.

6.      The present Appendix is made and signed in two equally binding counterparts with one copy for each Party.

                             SIGNATURES OF PARTIES:

                AGENCY:                                 NEW CHANNEL:

            CJSC "AD MEDIA"                          CJSC "NEW CHANNEL"

              [SIGNATURE]                                [SIGNATURE]

      By: ________________________             By: ___________________________

            (V.L. Vshivkin)                           (V.S. Khanumyan)

                 [SEAL]                                    [SEAL]